Exhibit 99.1

Contacts:
Investors:	Media:
Gary Kohn	Robin Caputo
303-625-5256	303-220-3876
gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS SECOND QUARTER RESULTS

Continued Momentum on Revenue Growth

GREENWOOD VILLAGE, CO, Aug. 5, 2010— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the second quarter of 2010.

Highlights for the second quarter 2010:

•                  Revenue increased 2% to $265.4 million, the largest increase in 6 quarters

•                  Constant currency adjusted revenue increased 3%

•                  Operating loss of $111.2 million, including $118.1 million of one-time charges

•                  Excluding significant charges, operating income of $7.0 million

•                  Net loss of $80.8 million, or $1.16 per share

•                  Excluding significant charges, net income of $4.1 million, or $0.06 per share

•                  Cash on hand at quarter end of $42 million

Significant Charges:

In the second quarter of 2010, the Company incurred two significant, primarily non-cash, charges.  The significant charges totaled $84.9 million after-tax ($118.1 million pre-tax), or $1.22 per share, of which $112.5 million were non-cash.  The items were:

•                  A $81.2 million after-tax ($112.0 million pre-tax), or $1.17 per share, non-cash charge for impairment of goodwill.  Testing of goodwill as of June 30, 2010, using discounted cash flow analysis supported by comparative market multiples to determine the estimated fair values, indicated that the book values of Federal and Custom Solutions divisions’ goodwill were impaired. The goodwill impairment charge for these divisions was primarily driven by adverse equity market conditions that caused a sustained depression in CIBER’s stock price and the financial performance of these divisions.  The charge reduces goodwill recorded in connection with acquisitions made in previous years and does not impact the Company’s business operations or cash flow.

•                  A $3.7 million after-tax ($6.1 million pre-tax), or $0.05 per share, charge for the departure of the former chief executive officer in April 2010 and the transition expenses related to the recruitment and hiring of the new chief executive officer, as well as expenses resulting from the former chairman of the board stepping down from that position.  This “executive change” charge includes separation payments, legal fees, search firm fees and other costs related to the transition and recruitment of the Company’s new chief executive officer.

“Excluding the significant items, CIBER delivered solid financial performance in the second quarter,” said Peter Cheesbrough, CIBER’s chief financial officer.  “We are benefitting from an improving macro environment and our revenue growth was the strongest in the past 6 quarters.”  Cheesbrough noted that while EPS and operating margin were in line with expectations for the quarter, they remain an area for improvement.  “We continue to focus on gaining operating efficiencies by removing redundant costs in our current model.  We have begun moving CIBER towards a more efficient shared-service model and to make improvements, particularly in the U.S, to our sales, delivery and overhead infrastructures.”

President and Chief Executive Officer Dave Peterschmidt, who joined CIBER on July 1 said, “I am very pleased to be here at CIBER.  This is a global company rich in intellectual capital and experienced in providing world-class IT consulting services and outsourcing.”   Peterschmidt added, “My initial focus, after meeting with clients, employees, and stakeholders, will be the development of a comprehensive strategic plan that sharpens CIBER’s focus on critical markets and services.  Additionally, we will institute operational regimens to significantly improve profitability and cash flow.”

Second Quarter Consolidated Results

Revenue of $265.4 million, increased 2% compared to the second quarter of 2009, and was up 1% sequentially from the first quarter of 2010.  On a constant currency basis, excluding the impact of a stronger U.S. dollar between the comparable periods which negatively impacted revenue by $3.4 million, revenue increased 3% over the same period last year, and increased 3% sequentially from the first quarter of 2010.  The International, Federal and U.S. ERP businesses drove the majority of the revenue growth, demonstrating the benefit of a diverse revenue base during an uneven economic recovery.

Gross margin for the quarter was 25.1%, essentially flat compared to 25.3% in last year’s second quarter and 24.9% in the first quarter of this year.  The Company has been able to maintain a relatively flat gross margin while it continues to incur costs to invest for future revenue growth particularly in the International business.  The Company achieved improved utilization rates in the second quarter of this year as compared to last year’s second quarter, which partially offset the growth investments.

Second quarter operating loss was $111.2 million.  Excluding the goodwill impairment and executive change charges, operating income was $7.0 million, down 7% and operating income margin was 2.6% compared to 2.9% in last year’s second quarter and 2.7% in the first quarter of 2010.

Operating income and margin in the second quarter also included nearly $0.5 million of severance paid to employees impacted by the actions taken to reduce redundant costs and streamline operations.

Second quarter net loss was $80.8 million.  Net income excluding the impairment and executive change charges was $4.1 million compared with $4.7 million for the same period of 2009.

Second quarter 2010 net loss included a tax benefit driven by the tax impact of the goodwill impairment charge and the executive change expenses.  Management expects the tax rates for the third and fourth quarters to return to the 35% to 37% range, with a full-year tax rate, including the second quarter benefit, in the range of 25% to 29%.  The tax rate in last year’s second quarter was 32%.

Capital Deployment and Liquidity

CIBER’s total cash balance at quarter end was $42 million.  Cash used in operating activities for the first six months of the year was $11 million.  The use was primarily driven by an increase in accounts receivable.  Capital expenditures for the quarter and six months were $3.5 million and $6.6 million, respectively.

Days sales outstanding, or DSOs, for services were 67 days at June 30, 2010, compared with 61 days at December 31, 2009 and 66 days at June 30, 2009.

Total debt at June 30, 2010 was $102 million, compared to $98 million December 31, 2009.

Outlook for Third Quarter 2010 and Full Year 2010

Management expects full-year 2010 revenue of at least $1.060 billion, above its original range of $1.025 billion to $1.045 billion with third quarter revenue between $264 million and $268 million.

The Company has maintained its full-year 2010 EPS range, excluding the impairment and the executive change charges, of $0.22 to $0.26.  GAAP EPS is expected to be a loss in the range $0.96 to $1.00.  This range has been modified from the previous guidance of $0.22 to $0.26 to account for the second quarter 2010 impairment and executive change charges of $1.22 per share.  Third quarter 2010 GAAP EPS is expected to be between $0.05 and $0.07.

Investor and Analyst Conference Call

CIBER President and Chief Executive Officer Dave Peterschmidt will host a conference call and webcast at 11:00 a.m. Eastern Time today.   Joining Dave on the call will be Peter Cheesbrough, Executive Vice President and Chief Financial Officer.  To listen to the conference call live via telephone, dial 866-831-6272 (U.S.) or +1-617-213-8859 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 24096207.

The conference call will be available via webcast on the Investor Relations section at www.ciber.com/cbr.  Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through September 5, 2010, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 15638747.  A webcast replay will be available in the Investor Relations section at www.ciber.com/cbr for the same time period.

Non-GAAP Financial Information

CIBER presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include revenue change constant currency adjusted; operating income and operating income margin excluding impairment and executive change charges; net income attributable to CIBER excluding impairment and executive change charges; earnings per share excluding impairment and executive change charges; and 2010 earnings per share guidance excluding impairment and executive charges.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements.  For example, we make certain forward-looking statements regarding our current estimates for revenue and profitability for certain of our business units for 2010.  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements.  These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) our work in the government contracting environment exposes us to additional risks; (5) our clients may terminate their contracts with us; (6) our outsourcing services subject us to operational and financial risk; (7) the type and level of technology spending by our clients may change; (8) we cannot maintain favorable pricing and utilization rates; (9) legal liability may result from solutions or services we provide; (10) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs; (11) our global operations are subject to complex risks, some of which might be beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (12) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (13) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (14) we cannot manage the organizational challenges associated with our size; (15) consolidation in the industries that we serve could adversely affect our business; (16) our ability to attract and retain business depends on our reputation in the marketplace; (17) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (18) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in the Form 10-Q and our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond our ability to predict or control.  Forward-looking statements are not guarantees of performance and speak only as of the date they are made, and we undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has 8,000 employees. We operate in 18 countries, serving clients from 14 Global Solution Centers and 70 local offices in North America, Europe and Asia/Pacific. Annual revenue in 2009 exceeded $1.0 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

CIBER, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Consulting services	$254,876	$250,095	$506,523	$498,057
Other revenue	10,517	10,509	21,560	21,022
Total revenues	265,393	260,604	528,083	519,079

OPERATING EXPENSES:
Cost of consulting services	192,851	187,820	383,366	375,093
Cost of other revenue	6,014	6,855	12,650	13,175
Selling, general and administrative	64,671	57,004	121,799	113,462
Goodwill impairment	112,000	—	112,000	—
Amortization of intangible assets	1,020	1,457	2,274	2,865
Total operating expenses	376,556	253,136	632,089	504,595

OPERATING INCOME (LOSS)	(111,163)	7,468	(104,006)	14,484

Interest income	29	242	124	411
Interest expense	(1,451)	(1,053)	(3,464)	(2,623)
Other income, net	561	258	622	1,356

INCOME (LOSS) BEFORE INCOME TAXES	(112,024)	6,915	(106,724)	13,628
Income tax expense (benefit)	(30,962)	2,206	(28,962)	4,622

CONSOLIDATED NET INCOME (LOSS)	(81,062)	4,709	(77,762)	9,006
Net income (loss) attributable to noncontrolling interests	(289)	53	(514)	85

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(80,773)	$4,656	$(77,248)	$8,921

Earnings (loss) per share:
Basic	$(1.16)	$0.07	$(1.11)	$0.13
Diluted	$(1.16)	$0.07	$(1.11)	$0.13

Weighted average shares outstanding:
Basic	69,389	69,638	69,371	66,395
Diluted	69,389	69,733	69,371	66,456

CIBER, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$42,191	$67,424
Accounts receivable, net of allowances of $3,684 and $3,192, respectively	232,201	213,100
Prepaid expenses and other current assets	24,878	22,727
Deferred income taxes	7,942	6,627
Total current assets	307,212	309,878

Property and equipment, net of accumulated depreciation of $62,876 and $57,958, respectively	24,304	24,830
Goodwill	328,634	450,739
Other intangible assets, net	4,320	5,159
Other assets	10,338	12,650
TOTAL ASSETS	$674,808	$803,256

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$10,804	$10,697
Accounts payable	33,172	33,981
Accrued compensation and related liabilities	56,155	65,747
Deferred revenue	18,095	17,634
Income taxes payable	8,935	10,402
Other accrued expenses and liabilities	41,167	34,563
Total current liabilities	168,328	173,024
Long-term debt	91,112	87,500
Deferred income taxes	6,796	36,486
Other long-term liabilities	5,539	—
Total liabilities	271,775	297,010

Commitments and contingencies

Equity:
CIBER, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 5,051 and 5,005 shares, respectively	(28,942)	(30,069)
Additional paid-in capital	324,722	322,999
Retained earnings	120,785	199,668
Accumulated other comprehensive income (loss)	(14,443)	12,193
Total CIBER, Inc. shareholders’ equity	402,867	505,536
Noncontrolling interests	166	710
Total equity	403,033	506,246
TOTAL LIABILITIES AND EQUITY	$674,808	$803,256

CIBER, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(77,762)	$9,006
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities:
Goodwill impairment	112,000	—
Depreciation	6,025	6,025
Amortization of intangible assets	2,274	2,865
Deferred income tax expense (benefit)	(31,414)	95
Provision for doubtful receivables	1,129	1,097
Share-based compensation expense	2,330	2,169
Other, net	2,621	556
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(29,458)	10,992
Other current and long-term assets	(1,176)	1,679
Accounts payable	986	(6,032)
Accrued compensation and related liabilities	(7,013)	(10,840)
Other current and long-term liabilities	9,621	1,753
Income taxes payable/refundable	(1,174)	5,716
Net cash provided by (used in) operating activities	(11,011)	25,081

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(3,528)	(4,258)
Purchases of property and equipment, net	(6,552)	(4,160)
Net cash used in investing activities	(10,080)	(8,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt	182,066	235,638
Payments on long-term debt	(178,821)	(289,894)
Sales of common stock, net of $194 of issuance costs	—	23,220
Employee stock purchases and options exercised	1,311	1,147
Purchases of treasury stock	(2,444)	(2,676)
Excess tax benefits from share-based compensation	58	—
Credit facility origination/amendment fees paid	(501)	(222)
Net cash provided by (used in) financing activities	1,669	(32,787)
Effect of foreign exchange rate changes on cash and cash equivalents	(5,811)	1,824
Net decrease in cash and cash equivalents	(25,233)	(14,300)
Cash and cash equivalents, beginning of period	67,424	48,849
Cash and cash equivalents, end of period	$42,191	$34,549

CIBER, Inc.

SUMMARY SEGMENT DATA

(Unaudited)

(in thousands)

Summary Segment Analysis

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Revenues:
International	$88,613	$84,181	5%	$180,619	$166,005	9%
Custom Solutions	93,699	95,218	-2%	182,126	195,367	-7%
U.S. ERP	34,681	33,190	4%	70,887	62,512	13%
Federal	32,453	29,931	8%	62,470	58,720	6%
IT Outsourcing	18,648	18,930	-1%	36,236	38,032	-5%
Total segment revenues	268,094	261,450	3%	532,338	520,636	2%
Corporate/Inter-segment	(2,701)	(846)		(4,255)	(1,557)
Total revenues	$265,393	$260,604	2%	$528,083	$519,079	2%

Operating income (loss):
International	$3,907	$4,862	-20%	$8,006	$8,772	-9%
Custom Solutions	6,532	6,219	5%	13,457	14,048	-4%
U.S. ERP	2,379	3,073	-23%	5,839	3,803	54%
Federal	1,401	1,533	-9%	2,514	3,318	-24%
IT Outsourcing	(6)	(320)	98%	(476)	(333)	-43%
Total segment operating income	14,213	15,367	-8%	29,340	29,608	-1%
Corporate expenses	(12,356)	(6,442)		(19,072)	(12,259)
Goodwill impairment	(112,000)	—		(112,000)	—
Amortization of intangible assets	(1,020)	(1,457)		(2,274)	(2,865)
Total operating income (loss)	$(111,163)	$7,468		$(104,006)	$14,484

Segments as Percent of Segment Revenue and Segment Operating Income

(excluding Corporate/Inter-segment and corporate expenses, goodwill impairment and amortization)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
International	33%	32%	34%	32%
Custom Solutions	35%	36%	34%	38%
U.S. ERP	13%	13%	13%	12%
Federal	12%	11%	12%	11%
IT Outsourcing	7%	7%	7%	7%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	27%	32%	27%	30%
Custom Solutions	46%	40%	46%	47%
U.S. ERP	17%	20%	20%	13%
Federal	10%	10%	9%	11%
IT Outsourcing	0%	-2%	-2%	-1%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, goodwill impairment and amortization)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating margin:
International	4%	6%	4%	5%
Custom Solutions	7%	7%	7%	7%
U.S. ERP	7%	9%	8%	6%
Federal	4%	5%	4%	6%
IT Outsourcing	0%	-2%	-1%	-1%
Total segment operating margin	5%	6%	6%	6%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue Change

	Three Months Ended June 30, 2010 and 2009
	GAAP Reported Revenue Growth/(Decline)	Foreign Exchange Growth/(Impact)	Acquisition Growth/(Impact)	Revenue Growth/(Decline) net of Foreign Exchange and Acquisitions
Revenues:
International	5%	-4%	1%	8%
Custom Solutions	-2%	0%	0%	-2%
U.S. ERP	4%	0%	0%	4%
Federal	8%	0%	0%	8%
IT Outsourcing	-1%	0%	0%	-1%
Total revenues	2%	-1%	0%	3%

	Sequential Three Months Ended June 30, 2010 and March 31, 2010
	GAAP Reported Revenue Growth/(Decline)	Foreign Exchange Growth/(Impact)	Acquisition Growth/(Impact)	Revenue Growth/(Decline) net of Foreign Exchange and Acquisitions
Revenues:
International	-4%	-7%	1%	2%
Custom Solutions	6%	0%	0%	6%
U.S. ERP	-4%	0%	0%	-4%
Federal	8%	0%	0%	8%
IT Outsourcing	6%	0%	0%	6%
Total revenues	1%	-2%	0%	3%

	Six Months Ended June 30, 2010 and 2009
	GAAP Reported Revenue Growth/(Decline)	Foreign Exchange Growth/(Impact)	Acquisition Growth/(Impact)	Revenue Growth/(Decline) net of Foreign Exchange and Acquisitions
Revenues:
International	9%	3%	1%	5%
Custom Solutions	-7%	0%	0%	-7%
U.S. ERP	13%	0%	0%	13%
Federal	6%	0%	0%	6%
IT Outsourcing	-5%	0%	0%	-5%
Total revenues	2%	1%	0%	1%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(in thousands, except per share amounts)

Operating Income Excluding Goodwill Impairment and Executive Change Expenses

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Operating income (loss), as reported (GAAP)	$(111,163)	$7,468	-1589%	$(104,006)	$14,484	-818%
Reversal of goodwill impairment	112,000	—		112,000	—
Reversal of executive change expenses	6,126	—		6,126	—
Operating income, excluding goodwill impairment and executive change expenses	$6,963	$7,468	-7%	$14,120	$14,484	-3%

Operating income (loss) margin, as reported (GAAP)	-41.9%	2.9%		-19.7%	2.8%
Operating income margin, excluding goodwill impairment and executive change expenses	2.6%	n/a		2.7%	n/a

Net Income and EPS Excluding Goodwill Impairment and Executive Change Expenses

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Net income (loss) attributable to CIBER, Inc., as reported (GAAP)	$(80,773)	$4,656	-1835%	$(77,248)	$8,921	-966%
Reversal of goodwill impairment, net of income tax benefit	81,200	—		81,200	—
Reversal of executive change expenses, net of income tax benefit	3,676	—		3,676	—
Net income attributable to CIBER, Inc., excluding goodwill impairment and executive change expenses	$4,103	$4,656	-12%	$7,628	$8,921	-14%

Earnings (loss) per share, as reported (GAAP)	$(1.16)	$0.07		$(1.11)	$0.13
Earnings per share, excluding goodwill impairment and executive change expenses	$0.06	n/a		$0.11	n/a